EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Magma Design Automation, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-8 (No. 333-74278, No. 333-92324, No. 333-108348, No. 333-112326 and No. 333-122656) and Form S-3 (No. 333-108346) of Magma Design Automation, Inc. of our report dated April 28, 2003 relating to consolidated statements of operations, stockholders’ equity, and cash flows of Magma Design Automation, Inc. and subsidiaries for the year ended March 31, 2003, and related financial statement schedule, which report appears in this March 31, 2005 Annual Report on Form 10-K of Magma Design Automation, Inc.

/s/ KPMG LLP

Mountain View, California

June 14, 2005